Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated July 1, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PY83 (reopening)

Principal Amount (in Specified Currency): $41,500,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.0141% (or $41,505,851.50) plus accrued interest from
	     June 16, 2008

Trade Date: July 1, 2008

Original Issue Date: July 8, 2008

Stated Maturity Date: June 16, 2010

Initial Interest Rate: Three month LIBOR determined on June 12, 2008
		       plus 0.05%, accruing from June 16, 2008

Interest Payment Period: Quarterly

Interest Payment Dates: the 16th of each March, June, September and December

Net Proceeds to Issuer: 99.9941% (or $41,497,551.50) plus accrued interest
			from June 16, 2008

Agents' Discount or Commission: See "Plan of Distribution"

Agents: 	Banc of America Securities LLC
	HSBC Securities (USA) Inc.

Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.05%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: September 16, 2008

Interest Rate Reset Period: Quarterly

Interest Reset Dates: the same dates as each Interest Payment Date

Interest Determination Date: the second London Banking Day preceding each
			     Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated

The Issuer expects that delivery of the Notes will be made against payment therefore on the Original Issue Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.



ADDITIONAL TERMS OF THE NOTES

Fungibility

The Notes offered hereby will have the same terms as, and will be fungible with, the $255,000,000 aggregate principal amount of Notes previously issued, but will be offered at a different Issue Price. Once issued, the Notes offered hereby will become part of the same series as the Notes previously issued.

Interest

Notwithstanding anything to the contrary in the Prospectus Supplement and Prospectus, the first Interest Calculation Period will be the period from and including June 16, 2008 to and excluding the Initial Interest Reset Date, and interest on the Notes for such Interest Calculation Period will accrue from and including June 16, 2008, to and excluding the Initial Interest
Reset Date.

PLAN OF DISTRIBUTION

Under the terms of and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation (such agreement, the "Distribution Agreement"), HSBC Securities (USA) Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell to HSBC Securities (USA) Inc. $14,000,000 in principal amount of the Notes (the "HSBC Notes") at 99.9941% of such principal amount plus accrued interest from June 16, 2008.
HSBC Securities (USA) Inc. will receive a discount or commission equal to 0.02% of such principal amount.

Under the terms of and subject to the conditions of an Appointment Agreement dated September 25, 2007 and an Appointment Agreement Confirmation dated
July 1, 2008 (which incorporates by reference the Distribution Agreement), each between TMCC and Banc of America Securities LLC, Banc of America Securities LLC, acting as principal, has agreed to purchase and TMCC has agreed to sell to Banc of America Securities LLC $27,500,000 in principal amount of the Notes (the "Banc of America Notes") at 99.9941% of such principal amount plus accrued interest from June 16, 2008. Banc of America Securities LLC will receive a discount or commission equal to 0.02% of such principal amount.

Under the terms and conditions of the Distribution Agreement, the obligations of HSBC Securities (USA) Inc. and Banc of America Securities LLC to purchase the HSBC Notes and the Banc of America Notes, respectively, are several and not joint, and in the event of a default by HSBC Securities (USA) Inc. or Banc of America Securities LLC, TMCC will issue the Notes to the non-defaulting dealer only and the size of the offering will be correspondingly reduced.
Under the terms and conditions of the Distribution Agreement, each of HSBC Securities (USA) Inc. and Banc of America Securities LLC is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.